Exhibit 2.0

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this "Agreement") dated as of Aprill3, 2010, is by and among Ladybug Resource Group, Inc., a Nevada corporation (the "Corporation" or "LBRG"), Mitchell Trace, an individual and officer and director of LBRG, (the "Warranting LBRG Officer"), and certain Shareholders, who collectively own 16,500,000 shares as specifically enumerated in Exhibit A, (the "Selling Stockholders") of New Solar Electricity Corporation (''New Solar"), A Nevada Corporation.

RECITALS

A. Whereas, LBRG is a reporting corporation presently subject to the reporting requirements as provided by Section 13 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"). The common stock of LBRG is presently listed on the OTC Bulletin Board under the symbol "LBRG."

B. Whereas, the Selling Stockholders collectively own 16,500,000 shares of the issued and outstanding shares of Common Stock of New Solar.

C. Whereas LBRG intends to effect a forward split of its issued and outstanding stock at the ratio of 10 new shares to 1 current share ("Post-Split Shares).

D. Whereas, the Selling Stockholders desire to exchange 16,500,000 shares of the issued and outstanding capital stock of New Solar for 16,500,000 Post-Split Shares of the Common stock of LBRG, all as more fully set forth herein below; and

E. Whereas, the Board of Directors of LBRG have authorized its Officers to consummate the transactions contemplated herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to the following terms and conditions:

ARTICLE 1.

EXCHANGE OF SHARES

1.1

Exchange of Shares. Subject to all the terms and conditions of this Agreement, LBRG will deliver to the Selling Stockholder of New Solar 16,500,000 Post-Split Shares of previously authorized but unissued restricted shares of the Common Stock, $0.001 par value per share of LBRG (the "LBRG Shares"), in exchange for 16,500,000 shares of the issued and outstanding capital stock of New Solar owned by the Selling Stockholder.

1.2

Exemption from Registration. The parties hereto intend that the LBRG Shares to be exchanged shall be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), pursuant to Section 4(2) of the Act and the rules and regulations promulgated thereunder and exempt from the registration requirements of the applicable states. In furtherance thereof, the Selling Stockholders will execute and deliver to LBRG, on the Closing date, an Investment Letters suitable to legal counsel for LBRG, in form substantially as set forth in Exhibit B attached hereto. The Selling Stockholder agrees to abide by all applicable resale restrictions and holding periods imposed by all applicable securities legislation.

(a) The Selling Stockholder understands and agrees that the certificates evidencing LBRG Shares issued to the Selling Stockholder will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO NEW SOLAR AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO NEW SOLAR, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

(b) Other Legends. The certificates representing such LBRG Shares, and each certificate issued in transfer thereof, will also bear any other legend required under any applicable Law, including, without limitation, any U.S. state corporate and state securities law, or contract.

1.3

Share Exchange Procedure. At the Closing, the Selling Shareholder will exchange his, certificate(s) representing the New Solar Shares by delivering such certificate to LBRG, with the reverse side duly executed and endorsed in blank (or accompanied by a separate duly executed Irrevocable Stock Power endorsed in blank), in each case in proper form for transfer, with signatures guaranteed, and, if applicable, with all stock transfer and any other required documentary stamps affixed thereto and with appropriate instructions to allow the transfer agent to issue certificates for the LBRG Shares to the holder thereof.

1.4

Closing Date. The date on which the Closing occurs is referred to herein as the "Closing Date." The closing of this transaction (the "Closing"), unless the parties to this Agreement shall otherwise agree, shall take place by the delivery of all required executed documents by the parties at the offices the Action Stock Transfer Corp. 7069 S. Highland Dr., Suite 300 Salt Lake City, UT 84121, on or prior to May 15, 2010, or as soon as practicable thereafter, provided that this Agreement has not been terminated pursuant to Article 7 of this Agreement by any party. The Parties further acknowledge that Closing shall take place as soon as practicable after acceptance by FINRA of the forward split recited above.

1.5

Restricted Shares. The Selling Stockholder acknowledge that the LBRG Shares are being issued pursuant to the terms and conditions set forth in this Agreement will have such hold periods as are required under applicable securities laws and as a result may not be sold, transferred or otherwise disposed, except pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act and in each case only in accordance with all applicable securities laws. Each Selling Shareholder agrees that he/she/it has sought and obtained independent legal advice as to the resale restrictions applicable in their jurisdiction of residence, and under US securities laws generally. LBRG has not undertaken, and will have no obligation, to register any of the LBRG Shares under the 1933 Act. Restricted Shares are acquired in unregistered, private sales from an issuer or from an affiliate of the issuer. Restricted Shares, as defined under Rule 144 of the 1933 Act ("Rule 144"), are not fully transferable until certain conditions have been met. Upon satisfaction of those conditions, the shares become transferable by the person or entity holding them. If the Selling Stockholders want to sell their LBRG Shares to the public, they can follow the conditions set forth in Rule 144. The rule is not the exclusive means for selling the LBRG Shares, but provides a "safe harbor" exemption to the Selling Stockholder. The parties further intend that the issuance of the common stock by LBRG to the Selling Stockholder shall be exempt from the provisions of Section 5 of the Securities Act of 1933 pursuant to Section 4(2) of said Act as set forth herein.

ARTICLE 2.

REPRESENTATIONS AND WARRANTIES OF LBRG AND THE WARRANTING LBRG OFFICER

LBRG and the Warranting LBRG Officer represent and warrant to the Selling Stockholders, and acknowledge that the Selling Stockholders are relying upon such representations and warranties, in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of New Solar, as follows:

2.1

Corporate Status. LBRG is a corporation duly organized, validly existing and in good standing pursuant to the laws of the State of Nevada, with all requisite power and authority to carry on its business as presently conducted in all jurisdictions where presently conducted, to enter into this Agreement and to consummate the transactions set forth in this Agreement. True, correct and complete copies of the Articles of Incorporation and By-laws of LBRG are attached as Exhibits to the Registration Statement on Form S-1 of LBRG as filed with the SEC, and no action has been taken to amend or repeal such Organizational Documents. LBRG is not in violation or breach of any of the provisions of its Articles of Incorporation or By-laws, except for such violations or breaches as would not have a Material Adverse Effect.

2.2

Capitalization. LBRG's authorized capital stock consists of (i) 300,000,000 shares of Common Stock, $0.001 Par Value of which 11,320,000 shares are issued and outstanding and 20,000,000 shares of Preferred Stock of which no shares have been issued. All shares of Common Stock have been validly issued, fully paid and non-assessable. Except as set forth on LBRG's last annual report on Form 10-K for the fiscal year ended June 30, 2009 (the "Form 10-K") LBRG has no option plans and there are no subscriptions, options, warrants, rights or other agreements outstanding to acquire shares of stock of LBRG or any other equity security or security convertible into an equity security. There are no agreements or commitments to increase, decrease or otherwise alter the authorized capital stock of LBRG prior to the Closing Date. LBRG has not granted any registration rights with respect to any shares of LBRG Common Stock or any options to acquire shares of LBRG capital stock. Upon issuance in accordance with the terms of this Agreement, the LBRG Common Stock will be validly issued, fully paid and non-assessable.

2.3

Authority of LBRG. LBRG has the full corporate power and authority to execute, deliver, and perform this Agreement and has taken all corporate action and has obtained all necessary consents and approvals required by law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions set forth in this Agreement. This Agreement and the consummation by LBRG of the transactions set forth in this Agreement have been duly and validly authorized, executed, and delivered by the Board of Directors of LBRG, and this Agreement is valid and binding upon LBRG and enforceable against LBRG in accordance with their terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors' rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity). The Board of Directors of LBRG have unanimously consented to, and authorized this Agreement and the transactions contemplated by this Agreement. No other corporate approvals are required for LBRG to execute, deliver and perform this Agreement.

2.4

Compliance with the Law and Other Instruments.

(a) The business and operations of LBRG have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of all authorities which affect LBRG or its properties, assets, businesses or prospects.

(b) LBRG shall have all material governmental licenses, perm its, authorizations and approvals (the "Permits") necessary and required by LBRG to conduct its business. To the knowledge of LBRG, the Permits are validly held by LBRG, and LBRG is in compliance with the Permits, except for instances of noncompliance that would not, individually or in the aggregate, have a material adverse effect. To the knowledge of LBRG, the Permits constitute all of the governmental licenses, permits, authorizations and approvals required to carry on the business of LBRG as such business is presently conducted, except where the failure to have any such license, permit, authorization or approval would not, individually or in the aggregate, have a material adverse effect.

2.5

Absence of Conflicts. The execution and delivery of this Agreement and the issuance of the securities of LBRG, and the consummation by LBRG of the transactions set forth in this Agreement: (i) do not and shall not conflict with or result in a breach of any provision of LBRG's Articles of Incorporation or By-Laws, (ii) do not and shall not result in any breach of, or constitute a default or cause an acceleration under any arrangement, agreement or other instrument to which LBRG is a party to or by which any of its assets are bound, (iii) do not and shall not cause LBRG to violate or contravene any provision oflaw or any governmental rule or regulation, and (iv) will not and shall not result in the imposition of any lien, or encumbrance upon, any property of LBRG. LBRG has performed in all material respects all of its obligations which are, as of the date of this Agreement, required to be performed, pursuant to the terms of any such agreement, contract or commitment.

2.6

Environmental Compliance. There are no environmental reports with respect to any of the properties owned or leased by LBRG. To LBRG's knowledge, it is in compliance with all applicable environmental laws (the "Environmental Laws"). LBRG is presently authorized, if required, to generate, transport through third parties, store, use, treat, dispose of, release, and conduct other handling of, as required, those hazardous substances used in LBRG's business, which consist of, hazardous waste, hazardous material, hazardous constituents, toxic substances, pollutants, contaminants, asbestos, radon, polychlorinated biphenyls, petrolewn product or waste (including crude oil or any fraction thereof), natural gas, liquefied gas, synthetic gas and other material defined, regulated, controlled or subject to any remediation requirement under any Environmental Law.

2.7

Financial Statements. LBRG's financial statements contained in LBRG's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC (collectively, the "LBRG Financial Statements") have been prepared using generally accepted accounting principles ("GAAP") applied on a consistent basis. The LBRG Financial Statements fairly present the financial condition and results of operations for LBRG. Except as indicated in the LBRG Financial Statements, on the Closing Date, LBRG's outstanding indebtedness or other liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise, and whether due or to become due) shall not exceed $5,000. Since the date of LBRG Form 10-K for the year ended June 30, 2009, there has not been any material adverse change in LBRG's financial condition, assets, liabilities or business, or any damage, destruction or loss, whether or not covered by insurance, materially affecting LBRG's properties, assets or business, and LBRG has not incurred any indebtedness, liability or other obligation of any nature whatsoever except in the ordinary course of business and LBRG has not made any change in its accounting methods or practices.

2.8

Taxes. LBRG has timely filed all required federal, state, city and local tax returns for income, franchise, social security, withholding, sales, excise, unemployment insurance, real estate and other taxes, and has paid or made adequate provision for the payment of all such taxes whether or not shown to be due on said returns.

2.9

Contracts. Except to the extent already filed with the SEC Documents, (and available on its "Edgar" database) LBRG has made available to the Selling Stockholders, prior to the date of this Agreement, true, correct and complete copies of each written Material Contract, including each amendment, supplement and modification thereto. Each Material Contract is a valid and binding agreement of LBRG that is party thereto, and is in full force and effect. Except as would not have a Material Adverse Effect, LBRG is not in breach or default of any Material Contract to which it is a party and, to the knowledge of LBRG, no other party to any Material Contract is in breach or default thereof. Except as would not have a Material Adverse Effect, no event has occurred or circumstance exists that (with or without notice or lapse of time) would (a) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Material Contract or (b) permit LBRG or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Contract. No Company has received notice of the pending or threatened cancellation, revocation or termination of any Material Contract to which it is a party. There are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate any material terms of any Material Contract.

2.10

Title to Assets.

(a) LBRG owns all right, title, and interest in and to each of its assets material to its business, including all necessary patents, franchise rights, trademarks, service marks, trade names, inventions, processes, know-how, trade secrets, copyrights, licenses and other rights (the "Intellectual Property") necessary to its business, as now conducted or proposed to be conducted. LBRG is not infringing upon or otherwise acting adversely to the right or claimed right of any person with respect to any of the foregoing. All listed Intellectual Property is owned by LBRG, free and clear of all liens or claims, including, without limitation, any claim of infringement, of any nature.

(b) No present or former employee, officer or director of LBRG, or agent or outside contractor of LBRG, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property.

(c) To the knowledge of LBRG: (a) none of the Intellectual Property has been used, divulged, disclosed or appropriated to the detriment of LBRG for the benefit of any person other than LBRG; and (b) no employee, independent contractor or agent of LBRG has misappropriated any trade secrets or other confidential information of any other person in the course of the performance of his or her duties as an employee, independent contractor or agent of LBRG.

2.11

Litigation. Except as set forth in LBRG's SEC Filings, there are no legal, administrative, arbitration, or other proceeding or governmental investigations adversely affecting LBRG or its properties, assets or businesses, or with respect to any matter arising out of the conduct of LBRG's business pending or to its knowledge threatened, by or against, any officer or director of LBRG in connection with its affairs, whether or not covered by insurance. Except as set forth in the Form 10-K, neither LBRG nor its officers or directors are subject to any order, writ, injunction, or decree of any court, department, agency, or instrumentality affecting LBRG. Except as set forth on the Form 10-K LBRG is not presently engaged in any legal action. The reserves for litigation set forth on the LBRG Financial Statements are adequate to cover the cost of any adverse judgment in any pending litigation and LBRG will not be obligated to pay the costs, including, without limitation, attorney's fees, of any pending litigation after the Closing Date.

2.12

Reporting Company Status. LBRG is a reporting company registered with the SEC whose common stock is listed for quotation on the OTC Bulletin Board under the symbol LBRG.OB. LBRG has not received any notice with respect to non-compliance with any rules or regulations that would affect the eligibility of the Common Stock to be quoted on the OTC Bulletin Board.

2.13

SEC Filings. LBRG has timely filed and will continue to timely file all forms, reports and documents required to be filed by LBRG with the SEC (collectively, the "SEe Reports") and the SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, (the "Act") and the Securities Exchange Act of 1934, as amended, as the case may be, (ii) did not, to LBRG 's knowledge, at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a fact required to be stated in such SEC Reports or necessary in order to make the statements in such SEC Reports, in the light of the circumstances under which they were made, not materially misleading and (iii) adequately described all material transactions, which transactions were consummated on commercially reasonable terms and were in the best interests of LBRG's stockholders.

2.14

Absence of Changes. Except for transactions consummated on commercially reasonable terms and in the best interests of LBRG's stockholders, subsequent to the date of the Form 10-K for the year ended June 30, 2009, and through the date of this Agreement, and except as in the ordinary course of business and with respect to any items reserved by LBRG and reflected in the LBRG Financial Statements, there has not been any material adverse change in, or any event or condition (financial or otherwise) affecting the business, properties, assets, liabilities, historical operations or prospects of LBRG, there are no liabilities or obligations of any nature, whether absolute, contingent or otherwise, whether due or to become due (including, without limitation, liabilities for taxes with respect to or measured by income of LBRG for any period prior to, and/or subsequent to, the date of the Form 10-K or arising out of any transaction of LBRG prior to, and/or subsequent to, such date). Subsequent to the date of the Form 10-K, there has not been any declaration, or setting aside, or payment of any dividend or other distribution with respect to LBRG securities, or any direct or indirect redemption, purchase, or other acquisition of any of LBRG securities. To LBRG's knowledge, there has not been an assertion against LBRG of any liability of any nature or in any amount not fully reflected or reserved against in the Form 10-K for the year ended June 30, 2009.

2.15

No Approvals. No approval of any governmental authority is required in connection with the consummation of the transactions set forth in this Agreement.

2.16

Broker. LBRG represents that it has not had any dealing with respect to this transaction with any business broker, firm or salesman, or any person or corporation, investment banker or financial advisor who is or shall be entitled to any broker's or finder's fee or any other commission or similar fee with respect to the transactions set forth in this Agreement. LBRG agrees to indemnify and hold harmless Selling Stockholders from and against any and all claims for brokerage commissions or finder's fees by any person, firm or corporation on the basis of any act or statement alleged to have been made by LBRG or its affiliates or agents.

2.17

Complete Disclosure. No representation or warranty of LBRG which is contained in this Agreement, or in a writing furnished or to be furnished pursuant to this Agreement, to LBRG's knowledge contains or shall contain any untrue statement of a material fact, omits or shall omit to state any fact which is required to make the statements which are contained herein or therein, in light of the circumstances under which they were made, not materially misleading. There is no fact relating to the business, affairs, operations, conditions (financial or otherwise) or prospects of LBRG which would materially adversely affect same which has not been disclosed to New Solar in this Agreement.

2.18

No Defense. It shall not be a defense to a suit for damages for any misrepresentation or breach of covenant or warranty that Selling Stockholders knew or had reason to know that any covenant, representation or warranty in this Agreement furnished or to be furnished to Selling Stockholders contained untrue statements.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLING STOCKHOLDERS OF NEW SOLAR SHARES

The Selling Stockholders represent and warrant to LBRG, and acknowledges that LBRG is relying upon such representations and warranties, in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of LBRG, as follows:

3.1

Corporate Status. New Solar is a corporation duly organized, validly existing and in good standing pursuant to the laws of Nevada with all requisite power and authority to carry on its business as presently conducted in all jurisdictions where presently conducted, to enter into this Agreement and to consummate the transactions set forth in this Agreement. Copies of the Articles of Incorporation and By-Laws of New Solar have been delivered to LBRG prior to the execution of this Agreement are true and complete and have not been amended or repealed. New Solar is not in violation or breach of any of the provisions of the Organizational Documents, except for such violations or breaches as, in the aggregate, will not have a Material Adverse Effect.

3.2

Capitalization. New Solar's authorized capital stock consists of 200,000,000 shares of Common Stock, $0.0001 Par Value of which 45,000,000 shares are issued and outstanding. All shares of Common Stock have been validly issued, fully paid and non-assessable. As of the date hereof no shares of Preferred Stock are authorized, issued or outstanding. There are no subscriptions, options, warrants, rights or other agreements outstanding to acquire shares of stock of New Solar or any other equity security or security convertible into an equity security. There are no agreements or commitments to increase, decrease or otherwise alter the authorized capital stock of New Solar.

3.3

Ownership. The Selling Stockholders are record, beneficial and equitable owners of 36.66% of the issued and outstanding shares of Common Stock of New Solar and such Selling Stockholders have the full right and authority to exchange their New Solar Common Stock for shares of LBRG Common Stock.

3.5

Compliance with the Law and Other Instruments.

(a) The business and operations of New Solar have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of all authorities which affect New Solar or its properties, assets, businesses or prospects.

(b) New Solar has all material governmental licenses, permits, authorizations and approvals (the "Permits") necessary and required by New Solar to conduct its business. To the knowledge of New Solar, the Permits are validly held by New Solar, and New Solar is in compliance with the Permits, except for instances of noncompliance that would not, individually or in the aggregate, have a material adverse effect. To the knowledge of New Solar, the Permits constitute all of the governmental licenses, permits, authorizations and approvals required to carry on the business of New Solar as such business is presently conducted, except where the failure to have any such license, permit, authorization or approval would not, individually or in the aggregate, have a material adverse effect.

3.6

Environmental Compliance. New Solar is a development stage company whose only operations to the date of this Agreement include the development of the intellectual property and patent pending of Dr. Jason Yu and to the knowledge of the Selling Stockholders is in full compliance with all applicable Environmental, Occupational, and Safety Laws.

3.7

Taxes. New Solar has timely filed all required national, provincial, and local tax returns and has paid or made adequate provision for the payment of all such taxes whether or not shown to be due on said returns.

3.8

Litigation. To the knowledge of the Selling Stockholders, there are no legal, administrative, arbitration, or other proceeding or governmental investigations adversely affecting New Solar or its properties, assets or businesses, or with respect to any matter arising out of the conduct of the New Solar's business pending or to its knowledge threatened, by or against, any officer or director of New Solar in connection with its affairs, whether or not covered by insurance. Except as set forth on the New Solar Disclosure Schedule, neither New Solar nor its officers or directors are subject to any order, writ, injunction, or decree of any court, department, agency, or instrumentality, affecting New Solar. Except as set forth on the New Solar Disclosure Schedule, New Solar is not presently engaged in any legal action.

3.9

No Approvals. No approval of any governmental authority is required in connection with the consummation of the transactions set forth in this Agreement.

3.10

Broker; Finder's Fee. The Selling Stockholders represents that it has not had any dealing with respect to this transaction with any business broker, firm or salesman, or any person or corporation, investment banker or financial advisor who is or shall be entitled to any broker's or finder's fee or any other commission or similar fee with respect to the transactions set forth in this Agreement, except as otherwise indicated herein. New Solar agrees to indemnify and hold harmless LBRG from and against any and all claims for brokerage commissions or finder's fees by any person, firm or corporation on the basis of any act or statement alleged to have been made by New Solar or its affiliates or agents.

3.11

Complete Disclosure. No representation or warranty of the Selling Stockholders which is contained in this Agreement, or in a writing furnished or to be furnished pursuant to this Agreement, to their knowledge contains or shall contain any untrue statement of a material fact, omits or shall omit to state any fact which is required to make the statements which are contained herein or therein, in light of the circumstances under which they were made, not materially misleading. There is no fact relating to the business, affairs, operations, conditions (financial or otherwise) or prospects of New Solar which would materially adversely affect same which has not been disclosed to LBRG in this Agreement.

3.12

No Defense. It shall not be a defense to a suit for damages for any misrepresentation or breach of covenant or warranty that LBRG knew or had reason to know that any covenant, representation or warranty in this Agreement furnished or to be furnished to LBRG contained untrue statements.

ARTICLE 4.

CLOSING CONDITIONS

4.1

Conditions Precedent to Closing by LBRG. The obligation of LBRG to consummate the Transaction is subject to the satisfaction or written waiver of the conditions set forth below by a date mutually agreed upon by the parties hereto in writing. The Closing of the Transaction contemplated by this Agreement will be deemed to mean a waiver of all conditions to Closing. These conditions of closing are for the benefit of LBRG and may be waived by LBRG in its sole discretion.

(a) Representations and Warranties of New Solar to be True. To the Selling Shareholders knowledge, the representations and warranties concerning New Solar set forth in this Agreement shall be true in all material respects on the Closing Date with the same effect as though made at such time, except to the extent waived or affected by the transactions set forth in this Agreement.

(b) Performance of Obligations of Selling Shareholders. Selling Shareholders shall have performed all obligations and complied with all covenants set forth in this Agreement to be performed or complied with in all material respects by it prior to the Closing Date.

(c) No Adverse Change. Except as set forth on the New Solar Disclosure Schedule, there shall not have occurred any material adverse change since the date of execution of this Agreement;

(d) Statutory Requirements. Any statutory requirement for the valid consummation of the transactions set forth in this Agreement shall have been fulfilled.

(e) No Governmental Proceedings. No action or proceeding shall have been instituted before a court or other governmental body by any governmental agency or public authority to restrain or prohibit the transactions set forth in this Agreement.

(f) Consents Under Agreements. The Selling Stockholders shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions set forth in this Agreement.

4.2

Conditions Precedent to Closing by Selling Stockholders. The obligation of the Selling Stockholders to consummate the Transaction is subject to the satisfaction or written waiver of the conditions set forth below by a date mutually agreed upon by the parties hereto in writing. The Closing of the Transaction will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of the Selling Stockholder and may be waived by the Selling Stockholder in their discretion.

(a) Representations and Warranties of LBRG to be True. To LBRG's knowledge, the representations and warranties of LBRG set forth in this Agreement shall be true in all material respects on the Closing Date with the same effect as though made at such time, except to the extent waived or affected by the transactions set forth in this Agreement.

(b) Performance of Obligations of LBRG. LBRG shall have performed all obligations and complied with all covenants set forth in this Agreement to be performed or complied with in all material respects by it prior to the Closing Date.

(c) No Adverse Change. There shall not have occurred any material adverse change since the date of the Form 10-K for the year ended June 30, 2009 and through the date of the Closing Date in the business, properties, results of operations or business or financial condition of LBRG.

(d) Statutory Requirements. Any statutory requirement for the valid consummation by LBRG of the transactions set forth in this Agreement shall have been fulfilled; any authorizations, consents and approvals of all federal, state and local governmental agencies and authorities required to be obtained, in order to permit consummation by LBRG of the transactions set forth in this Agreement and to permit the business presently carried on by LBRG to continue unimpaired following the Closing Date, shall have been obtained.

(e) No Governmental Proceedings. No action or proceeding shall have been instituted before a court or other governmental body by any governmental agency or public authority to restrain or prohibit the transactions set forth in this Agreement.

(f) Consents Under Agreements. LBRG shall have obtained the unanimous consent of its board of directors and approval of each person whose consent or approval shall be required in connection with the transactions set forth in this Agreement.

ARTICLES.

ADDITIONAL COVENANTS OF THE PARTIES

5.1

Notification. Between the date of this Agreement and the Closing Date, each of the parties to this Agreement will promptly notify the other parties in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this Agreement, if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules relating to such party, such party will promptly deliver to the other parties a supplement to the Schedules specifying such change. During the same period, each party will promptly notify the other parties of the occurrence of any material breach of any of its covenants in this Agreement or of the occurrence of any event that may make the satisfaction of such conditions impossible or unlikely.

5.2

Exclusivity. Until such time, if any, as this Agreement is terminated pursuant to this Agreement, Selling Stockholders and LBRG will not, directly or indirectly solicit, initiate, entertain or accept any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any person or entity relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business), or any of the capital stock of New Solar or LBRG, as applicable, or any merger, consolidation, business combination, or similar transaction other than as contemplated by this Agreement.

5.3

Certain Acts Prohibited. Except as expressly contemplated by this Agreement or for purposes in furtherance of this Agreement, between the date of this Agreement and the Closing Date, LBRG will not, without the prior written consent of the Selling Stockholders:

(a) amend its articles, bylaws or other incorporation documents;

(b) incur any liability or obligation other than in the ordinary course of business or encumber or permit the encumbrance of any properties or assets except in the ordinary course of business;

(c) dispose of or contract to dispose of any property or assets, including the Intellectual Property Assets, except in the ordinary course of business consistent with past practice;

(d) issue, deliver, sell, pledge or otherwise encumber or subject to any lien any shares of the Common Stock, Preferred Stock, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities; or

(e) not materially increase benefits or compensation expenses, other than as contemplated by the terms of any employment agreement in existence on the date of this Agreement, increase the cash compensation of any director, executive officer or other key employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such person.

5.4

Public Announcements. LBRG and Selling Stockholders each agree that they will not release or issue any reports or statements or make any public announcements relating to this Agreement or the Transaction contemplated herein without the prior written consent of the other party, except as may be required upon written advice of counsel to comply with applicable laws or regulatory requirements after consulting with the other party hereto and seeking their reasonable consent to such announcement. Selling Shareholders acknowledge that LBRG must comply with securities laws requiring full disclosure of material facts and agreements in which it is involved, and will co-operate to assist LBRG in meeting its obligations.

ARTICLE 6.

CLOSING

6.1

Closing. The Closing shall take place on the Closing Date at the office of Action Stock Transfer Corp. 7069 S. Highland Dr., Suite 300 Salt Lake City, UT 84121 or at such other location as agreed to by the parties. Notwithstanding the location of the Closing, each party agrees that the Closing may be completed by the exchange of undertakings between the respective parties for Selling Stockholders and LBRG.

6.2

Closing Deliveries of the Selling Stockholders. At Closing, the Selling Stockholders will deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to LBRG:

(a) the Investment Letter as required by Section 1.2 of this Agreement;

(c) share certificates representing the New Solar Shares as required by Section 1.2 of this Agreement;

(d) the certificates representing the Corporation's Stock shall be duly endorsed for transfer or accompanied by appropriate stock transfer powers duly executed in blank, in either case with signatures guaranteed in the customary fashion;

(e) all certificates and other documents required by Article 3., of this Agreement; and

6.3

Closing Deliveries of LBRG. At Closing, LBRG will deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to Selling Stockholders:

(a) copies of all resolutions and/or consent actions adopted by or on behalf of the board of directors of LBRG evidencing approval of this Agreement and the Transaction;

(b) the share certificates representing 16,500,000 post-split restricted LBRG Shares registered to the Selling Stockholders in proportion to their numbers of tendered shares of New by LBRG, as required to give effect to the Transaction.

(c) all certificates and other documents required by Article 2., of this Agreement; and

(d) the LBRG Documents and any other necessary documents, each duly executed by LBRG, as required to give effect to the Transaction.

ARTICLE 7.

TERMINATION

7.1

Termination. This Agreement may be terminated at any time prior to the Closing Date contemplated hereby by:

(a) mutual agreement of LBRG and Selling Stockholders;

(b) LBRG, if there has been a material breach by any of the Selling Stockholders of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of the Selling Stockholders that is not cured, to the reasonable satisfaction of LBRG, within ten business days after notice of such breach is given by LBRG (except that no cure period will be provided for a breach by New Solar or the Selling Stockholder that by its nature cannot be cured);

(c) Selling Stockholders, if there has been a material breach by LBRG of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of LBRG that is not cured by the breaching party, to the reasonable satisfaction of Selling Stockholders, within ten business days after notice of such breach is given by Selling Stockholders (except that no cure period will be provided for a breach by LBRG that by its nature cannot be cured);

(d) LBRG or Selling Stockholders if any injunction or other order of a governmental entity of competent authority prevents the consummation of the Transaction contemplated by this Agreement.

7.2

Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement will be of no further force or effect, provided, however, that no termination of this Agreement will relieve any party of liability for any breaches of this Agreement that are based on a wrongful refusal or failure to perform any obligations.

ARTICLE 8.

MISCELLANEOUS

8.1

Headings. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.2

Enforceability. If any provision which is contained in this Agreement, should, for any reason, be held to be invalid or unenforceable in any respect under the laws of any State of the United States, such invalidity or unenforceability shall not affect any other provision of this Agreement and in this Agreement shall be construed as if such invalid or unenforceable provision had not been contained herein.

8.3

Notices. All notices, requests, demands and other communications under this Agreement, shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given or within five (5) business days if mailed to the party to whom notice is to be given, by first-class mail, registered, or certified, postage prepaid and properly addressed as follows:

If to LBRG:

Ladybug Resource Group, Inc.

11630 Slater Avenue Northeast, Suite 1A

Kirkland, WA 98034

Attention: Mitchell Trace

If to Selling Shareholders:

AmPac Investments

11637 Orpington St.

Orlando, FL 32817

Attn: Jeffrey Martin

Any notice mailed to any party hereunder will be deemed effective within five (5) business days of deposit in the United States mail

8.4

Governing Law: Disputes. This Agreement shall in all respects be construed, governed, applied and enforced under the internal laws of the State of Nevada without giving effect to the principles of conflicts of laws and be deemed to be an agreement entered into in the State of Nevada and made pursuant to the laws of the State of Nevada.

8.5

Expenses. Each party to this Agreement shall bear and pay its own costs and expenses incurred in connection with the preparation, execution, and delivery of this Agreement and the transactions set forth in this Agreement.

8.6

Construction. Each of the parties hereto hereby further acknowledges and agrees that each has been advised by counsel during the course of negotiations and had significant input in the development of this Agreement and this Agreement shall not, therefore, be construed more strictly against any party responsible for its drafting regardless of any presumption or rule requiring construction against the party whose attorney drafted this agreement.

8.7

Entire Agreement. This Agreement and all documents and instruments refereed to herein

(a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) except as provided in Section 8.11 of this Article 8, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither LBRG or New Solar makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other's representatives of any documentation or other with respect to anyone or more of the foregoing.

8.8

Further Assurances. The parties agree to execute any and all such other further instruments and documents, and to take any and all such further actions which are reasonably required to effectuate this Agreement and the intents and purposes hereof.

8. 9

Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, personal representatives, successors and assigns.

8.10

Non-Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in anyone or more cases upon the performance of any of the provisions, covenants or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver of any other or subsequent breach.

8.11

Third Party Beneficiaries. This Agreement and all documents and instruments referred to herein, except as provided in Section 1 of this Agreement, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

8.12

Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.13

Exhibits. All Exhibits and schedules annexed or attached to this Agreement are incorporated into this Agreement by reference thereto and constitute an integral part of this Agreement.

8.14

Severability. The provisions of this Agreement shall be deemed separable. Therefore, if any part of this Agreement is rendered void, invalid or unenforceable, such rendering shall not affect the validity or enforceability of the remainder of this Agreement; provided, however, that if the part: or parts which are void, invalid or unenforceable as aforesaid shall substantially impair the value of this whole Agreement to any party, that party may cancel and terminate this Agreement by giving written notice to the other party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

LADYBUG RESOURCE GROUP, INC.

A Nevada Corporation

/s/ Mitchell Trace

/s/ Patricia Barton

By: Mitchell Trace

By: Patricia Barton

Its: President

Its: Secretary

LBRG WARRANTING OFFICER

/s/ Mitchell Trace

Mitchell Trace

SELLING STOCKHOLDERS OF

NEW SOLAR ELECTRICITY CORPORATION COMMON STOCK

Richard Tedrow

/s/ Richard Tedrow

Christian Tedrow

/s/ Christian Tedrow

Karen Aalders

/s/ Karen Aalders

Jun Liang

/s/ Jun Liang